Exhibit 99.1 Press Release

Information for Investors:	Information for Media:

Kirk Larsen	Michelle Kersch
Black Knight Financial Services, Inc.	Black Knight Financial Services, Inc.
904.527.4470	904.854.5043
kirk.larsen@bkfs.com	michelle.kersch@bkfs.com

Black Knight Financial Services Announces Second Amendment to Its

Credit and Guaranty Agreement and Redemption of 5.75% Senior Notes due 2023

JACKSONVILLE, Fla. – April 26, 2017 – Black Knight Financial Services, Inc. (NYSE: BKFS) (“Black Knight”) today announced that its indirect subsidiary Black Knight InfoServ, LLC (the “Borrower”) entered into a second amendment to its senior secured credit facility (the “Second Amendment”) and completed the redemption of its 5.75% Senior Notes due 2023 (the “Redemption”).

Pursuant to the Second Amendment, (i) the aggregate principal amount of the term A loan facility is increased by $300.0 million to $1,030.0 million, (ii) the aggregate commitments under the revolving credit facility are increased by $100.0 million to $500.0 million and (iii) the maturity date applicable to both the term A loan facility and revolving credit facility is extended by approximately two years to February 25, 2022. In addition, the Second Amendment reduces (i) the pricing applicable to loans under each of the term A loan facility and revolving credit facility by 25 basis points and (ii) the unused commitment fee applicable to the revolving credit facility by 5 basis points. The proceeds of the increased term A loan facility and revolving credit facility were used to complete the Redemption.

About Black Knight Financial Services, Inc.

Black Knight Financial Services, Inc. (NYSE: BKFS) is a leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.

Black Knight is committed to being a premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.

SOURCE: BLACK KNIGHT FINANCIAL SERVICES, INC.

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